Exhibit 99.1

Gray
Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

for the Three Months and Six Months ended June 30, 2004

     Atlanta, Georgia – August 6, 2004 . . . Gray Television, Inc. (the “Company”) (NYSE: GTN) today announced its results for the three months (“second quarter”) and six months ended June 30, 2004 as compared to the three months and six months ended June 30, 2003.

Highlights for the three and six months ended June 30, 2004:

	Three Months Ended	Six Months Ended
	June 30, 2004	June 30, 2004
EBITDA (1) increased	24%	29%
Net Income increased	73%	146%
Total Broadcast Revenue increased	12%	15%
Local Broadcast Revenue, excluding political revenue increased	9%	11%
Net Political Revenue	$5.4 million	$9.0 million

As of June 30, 2004
Cash on Hand	$31.8 million
Total Debt	$655.9 million

Acquisition of a new CBS affiliate in Charlottesville, VA has received FCC approval. The station is under construction and is currently expected to begin broadcast operations in August 2004.

Comments on Results of Operations for the Three Months Ended June 30, 2004:

     Revenues. Total revenues for the three months ended June 30, 2004 increased 10% over the same period of the prior year to $84.4 million reflecting increases in broadcasting and newspaper publishing revenues.

     Broadcasting revenues increased 12% over the same period of the prior year to $71.2 million. The increase in broadcasting revenue reflects increased political advertising revenue as well as increased non-political broadcasting advertising revenue. Political advertising revenue increased to $5.4 million from $1.6 million. Political advertising revenue for 2004 primarily reflects the cyclical influence of the 2004 Presidential election. Excluding Political revenues, local broadcasting advertising revenue increased 9% to $42.0 million from $38.5 million and

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404)261-9607

national broadcasting advertising revenue decreased 3% to $18.8 million from $19.4 million. The Company attributes the increases in non-political local broadcasting advertising revenues to generally broad based demand for air time by local advertisers in the markets in which we operate.

     Newspaper publishing revenues increased 2% over the same period of the prior year to $11.3 million from $11.1 million. Publishing revenue increased primarily due to increases in retail advertising of 4%.

     Operating expenses. Operating expenses before depreciation, amortization and gain on disposal of assets increased 3% over the same period of the prior year to $48.5 million. The increase in expenses for the current period includes non-cash charges of approximately $392,000 for common stock contributed to the Company’s 401(k) plan compared to $332,000 for the same period of 2003.

Comments on Results of Operations for the Six Months Ended June 30, 2004:

     Revenues. Total revenues for the six months ended June 30, 2004 increased 12% over the same period of the prior year to $159.1 million reflecting increases in broadcasting and newspaper publishing revenue.

     Broadcasting revenues increased 15% over the same period of the prior year to $133.1 million. The increase in broadcasting revenue reflects increased political advertising revenue as well as increased non-political broadcasting revenue. Political advertising revenue increased to $9.0 million from $2.3 million during the same period of 2003. Political advertising revenue for 2004 primarily reflects the cyclical influence of the 2004 Presidential election. Local broadcasting advertising revenue increased 11% to $79.4 million from $71.6 million and national broadcasting advertising revenue increased 2% to $35.0 million from $34.3 million. The Company attributes the increases in non-political local broadcasting advertising revenues to a generally broad based demand for air time by local advertisers in the markets in which we operate.

     Newspaper publishing revenues increased 3% to $22.3 million from $21.5 million. Publishing revenue increased primarily due to increases in retail advertising of 5%.

     Operating expenses. Operating expenses before depreciation, amortization and gain on disposal of assets increased 5% to $97.7 million. The 2004 expense includes non-cash charges of approximately $952,000 for common stock contributed to the Company’s 401(k) plan compared to $1.2 million for the same period of 2003.

Balance Sheet:

     The Company’s cash balance was $31.8 million at June 30, 2004 compared to $11.9 million at December 31, 2003. The increase in cash reflects cash generated by the Company’s operations. Total debt outstanding at June 30, 2004 and December 31, 2003 was $655.9 million (2).

Detailed table of operating results follows on the next page.

Gray Television, Inc. Earnings Release for the Three Months and Six Months ended June 30, 2004	Page 2 of 5

Gray Television, Inc.
(in thousands, except per share data and percentages)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2004	2003	Change	2004	2003	Change
Selected operating data:
OPERATING REVENUES
Broadcasting (less agency commissions)	$71,235	$63,551	12%	$133,144	$116,152	15%
Publishing	11,320	11,143	2%	22,283	21,540	3%
Paging	1,798	1,953	(8)%	3,654	3,930	(7)%

TOTAL OPERATING REVENUES	84,353	76,647	10%	159,081	141,622	12%

EXPENSES
Operating expenses before depreciation, amortization and gain on disposal of assets:
Broadcasting	37,053	35,744	4%	74,451	70,642	5%
Publishing	8,040	7,933	1%	16,088	15,688	3%
Paging	1,238	1,381	(10)%	2,591	2,850	(9)%
Corporate and administrative	2,163	2,084	4%	4,536	4,199	8%
Depreciation	5,870	5,336	10%	11,672	10,526	11%
Amortization of intangible assets	237	1,781	(87)%	519	3,643	(86)%
Amortization of restricted stock award	94	23	NA	189	44	NA
(Gain) loss on disposal of assets, net	(626)	25	NA	(622)	37	NA

TOTAL EXPENSES	54,069	54,307	(0)%	109,424	107,629	2%

Operating income	30,284	22,340	36%	49,657	33,993	46%
Miscellaneous income, net	262	76	245%	407	153	166%
Interest expense	(10,474)	(10,972)	(5)%	(20,935)	(22,242)	(6)%

INCOME BEFORE INCOME TAXES	20,072	11,444	75%	29,129	11,904	145%
Income tax expense	7,875	4,412	78%	11,429	4,701	143%

NET INCOME	12,197	7,032	73%	17,700	7,203	146%
Preferred dividends	821	821	0%	1,643	1,643	0%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$11,376	$6,211	83%	$16,057	$5,560	189%

Diluted per share information:
Net income per share available to common stockholders	$0.22	$0.12	84%	$0.32	$0.11	189%

Weighted average shares outstanding	50,588	50,697	(0)%	50,546	50,559	(0)%

Political revenue (less agency commission)	$5,422	$1,552	249%	$8,956	$2,293	291%

Gray Television, Inc. Earnings Release for the Three Months and Six Months ended June 30, 2004	Page 3 of 5

Guidance for the Third Quarter of 2004

     The Company currently anticipates that its results of operations for the three months ended September 30, 2004 will approximate the ranges presented in the table below (dollars in thousands).

	Three Months Ended September 30,
	2004	%	2004	%
	Guidance	Change	Guidance	Change
	Low	From	High	From	Actual
	Range	2003	Range	2003	2003
Selected operating data:
OPERATING REVENUES
Broadcasting (less agency commissions)	$71,000	18%	$72,250	20%	$60,372
Publishing	11,500	5%	11,600	6%	10,995
Paging	1,850	(7)%	1,900	(4)%	1,985

TOTAL OPERATING REVENUES	84,350	15%	85,750	17%	73,352

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	37,400	5%	37,700	6%	35,657
Publishing	8,200	4%	8,300	5%	7,917
Paging	1,400	1%	1,450	5%	1,384
Corporate and administrative	2,100	10%	2,200	15%	1,916
Depreciation and amortization of intangibles	6,200	(11)%	6,300	(10)%	6,990
Other expenses, net	150	249%	200	365%	43

TOTAL OPERATING EXPENSES	55,450	3%	56,150	4%	53,907

OPERATING INCOME	$28,900	49%	$29,600	52%	$19,445

Other Selected Data
Political revenue (less agency commissions)	$7,750	590%	$9,000	701%	$1,124

     Included within the operating expense estimates presented above, the Company currently estimates that non-cash 401(k) plan expense will range between $450,000 and $500,000 for the three months ended September 30, 2004 compared with $315,000 for the same period of 2003.

Conference Call Information

     Gray Television, Inc. will release its second quarter earnings and host a conference call to discuss its second quarter operating results on August 6, 2004. The call will begin at 10:00 AM Eastern Time. The live dial-in number is (888) 280-8771 and the reservation number is T513268G. The call will be webcast live and available for replay at www.graytvinc.com. The taped replay of the conference call will be available at (888) 509-0081 until August 20, 2004.

Gray Television, Inc. Earnings Release for the Three Months and Six Months ended June 30, 2004	Page 4 of 5

For information contact:
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Web site: www.graytvinc.com

The Company

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 29 television stations serving 25 television markets. The stations include 15 CBS affiliates, seven NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 22 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2003 Nielsen ratings reports. The TV station group reaches approximately 5.3% of total U.S. TV households. The Company also owns five daily newspapers, four in Georgia and one in Indiana.

Notes:

(1)	Reconciliation of Net Income to the Non-GAAP term “EBITDA” ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net income	$12,197	$7,032	$17,700	$7,203
Add:
Income tax expense	7,875	4,412	11,429	4,701
Interest expense	10,474	10,972	20,935	22,242
Amortization of restricted stock award	94	23	189	44
Amortization of intangible assets	237	1,781	519	3,643
Depreciation	5,870	5,336	11,672	10,526

EBITDA	$36,747	$29,556	$62,444	$48,359

(2)	Total debt as of June 30, 2004 and December 31, 2003 does not include $1.1 million and $1.2 million, respectively, of unamortized debt discount on the Company’s 9 1/4% Senior Subordinated Notes due March 2011.

Reclassifications

     Certain prior year amounts have been reclassified to conform with the 2004 presentation. Specifically, the Company has reclassified amounts relating to the (gain) loss on disposal of assets from miscellaneous income, net to a separate line item entitled “Loss on disposal of assets, net” included in operating expenses.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

     The preceding comments on Gray’s current expectations of operating results for the third quarter of 2004 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See the Company’s Annual Report on Form 10K for a discussion of risk factors that may affect the Company and its ability to achieve the results contemplated by such forward looking statements.

Gray Television, Inc. Earnings Release for the Three Months and Six Months ended June 30, 2004	Page 5 of 5